                                6,000,000 SHARES

                     THE PNC FINANCIAL SERVICES GROUP, INC.

                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING FIXED/ADJUSTABLE RATE
          NONCUMULATIVE PREFERRED STOCK SERIES F (CUSIP NO. 693475709)
                    AT A PURCHASE PRICE OF $50.35 PER SHARE
                       PLUS ACCRUED AND UNPAID DIVIDENDS
                    (FOR A TOTAL PRICE OF $50.392 PER SHARE)

     THE OFFER AND WITHDRAWAL RIGHTS SET FORTH HEREIN EXPIRE AT 5:00 P.M.,
                 NEW YORK CITY TIME, ON TUESDAY, APRIL 3, 2001,
                         UNLESS THE OFFER IS EXTENDED.

     The PNC Financial Services Group, Inc. ("PNC" or the "Company"), a Pennsylvania corporation, invites its shareholders to tender shares of its Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F, par value $1.00 per share, at a price of $50.35 per share, net to the seller in cash, plus accrued and unpaid dividends up to but not including the payment date, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together constitute the "Offer."

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 12.

     OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER WE NOR OUR EXECUTIVE OFFICERS OR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OF SERIES F PREFERRED STOCK.
                            ------------------------

     A summary of the principal terms of the Offer appears on pages 1 to 4 hereof.

     If you have questions about the Offer, you can call Merrill Lynch & Co., the Dealer-Manger for the Offer, at the telephone numbers set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase and the related documentation from Mellon Investor Services LLC ("Mellon") or your broker, dealer, commercial bank, trust company or other nominee.

                      The Dealer-Manager for the Offer is:

                              MERRILL LYNCH & CO.

              The Date of this Offer to Purchase is March 6, 2001.

                                   IMPORTANT

     If you hold your Series F Preferred Stock through a broker, dealer or other similar nominee, you must contact that nominee if you desire to tender your Series F Preferred Stock. If you hold your Series F Preferred Stock yourself, you must complete and sign the Letter of Transmittal included with this document in accordance with the instructions herein and therein, and mail or deliver it, together with any other required documents, to Mellon, which also is acting as depositary, and deliver the certificates for the tendered Series F Preferred Stock to the Depositary.

     No person has been authorized to give any information or to make any representations, other than those contained in this Offer to Purchase. If given or made, such information or representations cannot be relied upon as having been authorized by PNC, Merrill Lynch or Mellon. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information contained in this Offer to Purchase or in the affairs of PNC since the date hereof.

  YOU SHOULD READ THIS DOCUMENT AND THE LETTER OF TRANSMITTAL CAREFULLY BEFORE
                                    MAKING A
               DECISION TO TENDER YOUR SERIES F PREFERRED STOCK.

     No authority has passed upon the accuracy or adequacy of this document, and it is unlawful and may be a criminal offense to make any representation other than those contained in this document or in the Letter of Transmittal and, if given or made, such information or representations must not be relied upon as having been authorized. This document and related documents do not constitute an offer to buy or the solicitation of an offer to sell the Series F Preferred Stock under any circumstances or in any jurisdiction in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer-Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary Term Sheet..........................................    1
The Offer...................................................    5
   1.  Terms of the Offer; Expiration Date..................    5
   2.  Acceptance for Payment and Payment...................    5
   3.  Procedure for Tendering Series F Preferred Stock.....    6
   4.  Withdrawal Rights....................................    7
   5.  Extension of Tender Period; Termination; Amendment...    8
   6.  Purpose of the Transaction and Plans or Proposals....    9
   7.  Effect of the Offer on the Market for our Preferred
       Stock; Registration Under the Exchange Act...........   10
   8.  Certain Information About the Series F Preferred
       Stock................................................   10
   9.  Certain Information Concerning PNC...................   10
  10.  Interest of Directors and Executive Officers;
       Transactions and Arrangements Concerning Shares......   11
  11.  Source and Amount of Funds...........................   12
  12.  Conditions to the Offer..............................   12
  13.  Certain Legal Matters; Regulatory Approvals..........   12
  14.  Material United States Federal Income Tax
       Consequences of the Offer............................   13
  15.  Dealer-Manager; Information Agent; Fees and
       Expenses.............................................   15
  16.  Miscellaneous........................................   15

                               SUMMARY TERM SHEET

     The following summary term sheet summarizes the principal terms, conditions, and other provisions of the Offer. We urge you to read the section entitled "The Offer" that follows and the accompanying Letter of Transmittal in their entirety because only they and not this summary contain the complete listing of the terms, conditions and other provisions that govern the Offer.

     The PNC Financial Services Group, Inc. is offering to purchase all of its Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F, par value $1.00 per share ("Series F Preferred Stock"), at a price, net to the seller in cash, of $50.35 per share plus accrued and unpaid dividends up to but not including the payment date. Assuming a payment date of April 5, 2001, the amount to be paid for accrued and unpaid dividends per share of the Series F Preferred Stock is $.042, for a total purchase price of $50.392 per share. Total payments due to individual holders will be rounded up to the nearest whole cent.

     PNC may redeem the Series F Preferred Stock at a price of $50.00 per share, plus accrued and unpaid dividends, on or after September 30, 2001.

     The following are some of the questions you, as a shareholder of the Series F Preferred Stock, may have and the answers to those questions.

WHO IS OFFERING TO BUY MY SECURITIES?

     PNC, a Pennsylvania corporation, is offering to buy back its own Series F Preferred Stock in a self-tender offer. We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and a financial holding company under the recently enacted Gramm-Leach-Bliley Act. PNC was incorporated under the laws of Pennsylvania in 1983 with the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since 1983, PNC has diversified its geographical presence and product capabilities through strategic bank and nonbank acquisitions and the formation of various nonbanking subsidiaries.

WHY ARE THEY OFFERING TO BUY MY SECURITIES?

     We are making this Offer because we believe that it would be financially advantageous for us to purchase the Series F Preferred Stock pursuant to the Offer, given our current financial condition (including capital levels in excess of regulatory capital requirements). In addition, the Offer will provide you with an opportunity for cash liquidity at a premium above what you would receive if the Series F Preferred Stock is redeemed on or after September 30, 2001, in accordance with its terms.

     Subject to market conditions and the receipt of necessary regulatory approvals, we currently intend to redeem any shares of the Series F Preferred Stock that are not purchased in the Offer at the earliest practicable date on or after September 30, 2001.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding shares of the Series F Preferred Stock.

     As of December 31, 2000, there were 6,000,000 shares of the Series F Preferred Stock outstanding.

IF I DECIDE TO TENDER MY SHARES, HOW MUCH WILL YOU PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $50.35 per share net to you, in cash, plus accrued dividends up to but not including the payment date. This amount is $.35 higher than you would receive if the Series F Preferred Stock were redeemed on or after September 30, 2001, in accordance with its terms.

     If you tender your shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses to PNC, Merrill Lynch or Mellon. If you own shares through a broker or other nominee and your broker tenders on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     The Series F Preferred Stock is not publicly traded, listed on any exchange or quoted in any automated quotations system of a registered national securities association.

     To the limited extent that the Series F Preferred Stock is traded, if most of the outstanding shares are tendered in the Offer and purchased by us, the liquidity of the trading market for the remaining shares will likely be adversely affected due to the smaller number of outstanding shares available for trading.

     If you do not tender your shares, the Offer will not affect your shares. Your shares will continue to be outstanding and will continue to be governed by the terms of the Series F Preferred Stock. You will be entitled to receive noncumulative quarterly dividends as, if and when declared by our board of directors at an annual rate of 6.05% or $3.025 per share per year to September 30, 2001. After September 30, 2001, dividends will be payable quarterly as, if and when declared by our board of directors at an annual rate equal to .35% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, although the annual rate will not be less than 6.55% nor greater than 12.55%. In addition, we may redeem the shares at a price of $50.00 per share, plus accrued and unpaid dividends, on or after September 30, 2001.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares of Series F Preferred Stock and accept the Offer because:

     - the Offer is being made for all outstanding shares of Series F Preferred Stock solely for cash, and

     - the Offer is not subject to any financing condition.

DOES PNC HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. We will need approximately $303.0 million to purchase all of the outstanding Series F Preferred Stock pursuant to the Offer and to pay related fees and expenses. It is anticipated that such funds will be available through retained earnings and other normal operating sources. See Section 11, "Source and Amount of Funds."

HOW DO I TENDER MY SHARES?

     If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, you must instruct the nominee to tender your shares through the Depository Trust Company so that the tender is completed prior to the expiration of the Offer. See Section 3, "Procedures for Tendering Series F Preferred Stock." If you hold physical certificates representing your shares, you must deliver them, together with a completed Letter of Transmittal, to Mellon, the depositary for the Offer, prior to the expiration of the Offer.

HOW LONG DO I HAVE TO DECIDE TO TENDER IN THE OFFER?

     You have until 5:00 P.M., New York City time, on April 3, 2001, to tender your shares in the Offer. In addition, if we decide, in our sole discretion, to extend the Offer as described in Section 5, "Extension of Tender Period; Termination; Amendment" you will have an additional period of time during which you may tender your shares. We urge you to tender your shares or instruct your broker or other nominee to tender your shares as soon as possible to ensure that your shares are included in this Offer.

CAN THE OFFER BE EXTENDED? HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     The Offer can be extended, but we do not expect, at this time, to do so.

     If we decide to extend the Offer, we will inform Mellon, the depositary for the Offer, of that fact and will make an announcement through a press release issued to the Dow Jones News Service of the extension, not later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 5, "Extension of the Tender Period; Termination; Amendment."

HOW DO I WITHDRAW TENDERED SHARES? UNTIL WHAT TIME CAN I WITHDRAW TENDERED
SHARES?

     You can withdraw the shares you have tendered at any time until the Offer has expired. If the Offer is extended, you can withdraw tendered shares until the expiration of the extension period, and we have accepted the shares for payment.

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, indicating your name, the number of shares tendered, the number of shares you wish to withdraw and the name of the registered holder, to Mellon prior to the expiration of the Offer. If your shares were to be tendered by book-entry transfer, the notice must identify the relevant account number. See Section 4, "Withdrawal Rights" for a more detailed discussion of withdrawal procedures.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

     We will pay for all validly tendered and not withdrawn shares as soon as practicable after the date the Offer expires. We expect payment to be made on April 5, 2001. We reserve the right, in our sole discretion and subject to applicable law, to delay payment for shares in order to comply with applicable law.

     We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with Mellon, which will act as your agent for purposes of receiving payments from us and transmitting the payments to you. In all cases, payment representing tendered shares will be made only after timely confirmation of a book-entry transfer or timely receipt by Mellon of certificates for such shares, plus in either case a properly completed and duly executed Letter of Transmittal and any other required documents for such shares. See Section 3, "Procedure for Tendering Series F Preferred Stock" and Section 2, "Acceptance for Payment and Payment."

ARE THERE ANY CONDITIONS TO THE OFFER?

     The Offer is not conditioned on the shareholders tendering any minimum number of shares. There is also no financing condition in the Offer.

     We can terminate the Offer, in our reasonable discretion, if, among other things, any of the following have occurred:

     - the threat or existence of governmental or regulatory proceeding challenging the Offer or that could materially adversely affect PNC;

     - a suspension or limitation on trading securities generally, or a significant decline in the price of our securities or securities generally, changes in political, economic or financial conditions that could adversely affect us or the trading of our stock, a banking moratorium or similar action, war or other national calamity or the material worsening thereof;

     - other events that have or may result in a change in our business, condition, income operations, stock ownership or prospects.

     See Section 12, "Conditions to the Offer."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     Questions regarding the terms of this Offer should be directed to the Liability Management Group of Merrill Lynch, the dealer-manager for this Offer, at (888) 654-8637 or (212) 449-4914.

     Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any related documents and questions regarding the procedures for tendering shares should be directed to Mellon, the information agent for the Offer, at (888) 232-7136.

HOW WILL I BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

     Your receipt of cash for shares validly tendered in the Offer will be a taxable transaction for U.S. federal income tax purposes. If you meet certain conditions, you will recognize gain or loss in an amount equal to the difference between (1) the cash you receive in the Offer and (2) your adjusted tax basis in the shares that you surrender in the Offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long term capital gain or loss if you have held the shares for more than one year at the time the offering is completed. The tax consequences of the Offer to you may vary depending on your particular facts and circumstances, and it is possible that the entire amount of the cash you receive in the Offer will be treated as a dividend distribution. See Section 14, "Material United States Federal Income Tax Consequences of the Offer" for a more detailed discussion of the tax treatment of the Offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer.

                                   THE OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. On the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all of the Series F Preferred Stock validly tendered prior to the Expiration Date and not withdrawn.

     The tender price is $50.35 per share of Series F Preferred Stock, plus accrued and unpaid dividends up to but not including the payment date of $.042 per share (assuming a payment date of April 5, 2001) for a total price of $50.392, in cash.

     "Expiration Date" means 5:00 P.M., New York City Time, on Tuesday, April 3, 2001, unless we extend the period of time for which the Offer is open, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. We will accept for payment and pay for all Series F Preferred Stock validly tendered prior to the Expiration Date and not withdrawn as soon as practicable after the Expiration Date, subject to the satisfaction or waiver of the conditions set forth in Section 12, "Conditions to the Offer." In addition, we reserve the right, subject to compliance with Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to delay the acceptance for payment or payment for Series F Preferred Stock in order to comply in whole or in part with any applicable law. For a description of our right to terminate the Offer and not accept for payment or pay for Series F Preferred Stock or to delay acceptance for payment or payment for Series F Preferred Stock, see Section 5, "Extension of Tender Period; Termination; Amendment." For purposes of the Offer, we shall be deemed to have accepted for payment tendered Series F Preferred Stock when, as and if we give oral or written notice of our acceptance to the Depositary.

     We will pay for all validly tendered and not withdrawn Series F Preferred Stock as soon as practicable after the Expiration Date. We currently expect payment to be made on April 5, 2001. We will pay the purchase price by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Series F Preferred Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Series F Preferred Stock into the Depositary's account at the DTC or certificates for such Series F Preferred Stock, as discussed in Section 3, "Procedure for Tendering Series F Preferred Stock," a properly completed and duly executed Letter of Transmittal and any other required documents. For a description of the procedure for tendering Series F Preferred Stock pursuant to the Offer, see Section 3, "Procedure for Tendering Series F Preferred Stock." The Depositary will forward the consideration to the shareholders. Under no circumstances will we pay interest on the consideration paid for Series F Preferred Stock pursuant to the Offer.

     If we increase the consideration to be paid for Series F Preferred Stock pursuant to the Offer, we will pay such increased consideration for all Series F Preferred Stock purchased pursuant to the Offer.

     We reserve the right to transfer or assign to one or more of our affiliates, in whole or from time to time in part, the right to purchase Series F Preferred Stock tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Series F Preferred Stock validly tendered and accepted for payment.

     All shares of Series F Preferred Stock not purchased, including shares not purchased due to improper tender, will be returned through book-entry transfer to an account maintained at the DTC or, if the shares are held in physical form, through delivery of certificates, without expense to you, as promptly as practicable following the expiration or termination of the Offer.

     If all conditions to the Offer are satisfied or waived, we will accept for payment and pay for all Series F Preferred Stock properly tendered by each shareholder prior to or on the Expiration Date and not withdrawn. The results of the Offer will be announced by press release as promptly as practicable after the Expiration Date.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of Series F Preferred Stock purchased pursuant to the Offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

     Any tendering shareholder or other payee who fails to complete fully and sign the substitute Form W-9 included in the Letter of Transmittal, or, in the case of a foreign individual, a Form W-8BEN, may be subject to required federal income tax withholding of 31% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 3, "Procedures for Tendering Series F Preferred Stock" and Instruction 8 of the Letter of Transmittal.

     3. PROCEDURE FOR TENDERING SERIES F PREFERRED STOCK. To tender Series F Preferred Stock pursuant to the Offer, the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (A) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal and (B) delivery of such Series F Preferred Stock pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent's Message (as defined below) if the tendering shareholder has not delivered a Letter of Transmittal) or certificates for the Series F Preferred Stock to be tendered, in each case by the Expiration Date.

     The method of delivery of Series F Preferred Stock and all other required documents, including through the DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary.

     BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Series F Preferred Stock at the DTC for purposes of the Offer within two business days after the date of this Offer, and any financial institution that is a participant in the DTC system may make delivery of Series F Preferred Stock by causing the DTC to transfer such Series F Preferred Stock into the Depositary's account in accordance with the procedures of the DTC. However, although delivery of Series F Preferred Stock may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date. Delivery of the Letter of Transmittal and any other required documents to the DTC does not constitute delivery to the Depositary.

     The term "Agent's Message" means a message, transmitted by the DTC to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the DTC has received an express acknowledgment from the participant in the DTC tendering the Series F Preferred Stock that are the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

     SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (each an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder(s) of the Series F Preferred Stock tendered therewith and such holder(s) has/have not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or

(ii) if such Series F Preferred Stock is tendered for the account of an Eligible Institution. See Instructions 1, 2 and 7 of the Letter of Transmittal.

     VALIDITY. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Series F Preferred Stock, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Series F Preferred Stock that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Series F Preferred Stock. No tender of Series F Preferred Stock will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. Our interpretation of the terms and conditions of the Offer will be final and binding. No person, including us, the Dealer-Manager and the Depositary and Information Agent will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

     FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 31% of the gross proceeds payable to a shareholder or other payee in the Offer must be withheld and remitted to the United States Treasury unless the shareholder or other payee provides his, her or its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding.

     Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN or a substitute Form W-8BEN, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the Depositary. See Instruction 8 of the Letter of Transmittal.

     TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SERIES F PREFERRED STOCK PURCHASED IN THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of United States federal income tax consequences to tendering shareholders, see Section 14, "Material United States Federal Income Tax Consequences of the Offer."

     4. WITHDRAWAL RIGHTS. Except as provided herein, tenders of Series F Preferred Stock pursuant to the Offer are irrevocable. You may withdraw tenders of Series F Preferred Stock made pursuant to the Offer at any time prior to the Expiration Date (as it may be extended). In addition, you may withdraw any tendered Series F Preferred Stock after May 1, 2001, unless we have accepted your Series F Preferred Stock for payment. If we extend the period of time during which the Offer is open, or are delayed in accepting for payment or paying for Series F Preferred Stock pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf and subject to your withdrawal rights, as set forth herein, retain all Series F Preferred Stock tendered.

     To withdraw tendered Series F Preferred Stock, (1) a written or facsimile transmission notice of withdrawal with respect to the Series F Preferred Stock must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (2) the notice of withdrawal must specify (a) the name of the person who tendered the Series F Preferred Stock to be withdrawn, (b) the number of shares of Series F Preferred Stock to be withdrawn and (c) the name of the registered holder of the Series F Preferred Stock, if different from that of the person who tendered such Series F Preferred Stock.

     If the Series F Preferred Stock to be withdrawn has been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Series F Preferred Stock tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Series F Preferred Stock. In addition, such notice must specify, in the case of Series F Preferred Stock tendered by book-entry transfer, the name and number of the account at the DTC to be credited with the withdrawn Series F Preferred Stock. In the case of Series F Preferred Stock tendered by delivery of certificates, such notice must specify the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates representing the Series F Preferred Stock to be withdrawn.

     Withdrawals may not be rescinded, and Series F Preferred Stock withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Series F Preferred Stock may be tendered by again following one of the procedures described in Section 3, "Procedures for Tendering Series F Preferred Stock" at any time prior to the Expiration Date.

     We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. Nobody, including us, the Dealer-Manager and the Depositary and Information Agent will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

     5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares of Series F Preferred Stock not already accepted for payment or paid for or, subject to applicable law, to postpone payment for the Series F Preferred Stock upon the occurrence of any of the conditions specified in Section 12, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of the termination or postponement.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in
Section 12 will occur or are deemed by us to have occurred, to amend the Offer in any respect. If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. If (1) we increase or decrease the price to be paid for the Series F Preferred Stock or we increase or decrease the number of shares of Series F Preferred Stock being sought and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, we will extend the Offer until the expiration of such period of ten business days from the date of publication of such notice. If we make a material change to other terms of the Offer or to the information concerning the Offer, or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period of five business days to allow you to consider the amended terms of the Offer. Business day means any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement, in the case of an extension of the Offer to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, including Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If we extend the time during which the Offer is open, or if we are delayed in accepting for payment of or payment for the Series F Preferred Stock pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Series F Preferred Stock on our behalf and that Series F Preferred Stock may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4, "Withdrawal Rights." However, our ability to delay the payment for the Series F Preferred Stock that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer.

     6. PURPOSE OF THE TRANSACTION AND PLANS OR PROPOSALS. The shares of Series F Preferred Stock purchased pursuant to the Offer will be retired.

     We are making the Offer now because we believe that:

     - it would be financially advantageous for us to purchase the Series F Preferred Stock pursuant to the Offer, given our current financial condition (including capital levels in excess of regulatory capital requirements); and

     - the Offer will provide an opportunity of cash liquidity to shareholders by allowing them to sell their Series F Preferred Stock at a price above what they would receive if the Series F Preferred Stock were redeemed on or after September 30, 2001, in accordance with its terms.

     We may in the future repurchase additional Series F Preferred Stock in the open market, private transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions. However, subject to market conditions and the receipt of any necessary regulatory approvals, we currently intend to redeem the Series F Preferred Stock at the earliest practicable date.

     Except as disclosed herein, or as may occur in the ordinary course of our business, we currently have no plans or proposals that relate to or would result in:

     - an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     - a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

     - any material change in our present dividend rate or policy, indebtedness or capitalization;

     - any change in our present board of directors or management;

     - any other material change in our corporate structure or business;

     - a class of our equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

     - a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

     - the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

     - the acquisition by any person of additional securities of ours or the disposition of our securities; or

     - any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

     7. EFFECT OF THE OFFER ON THE MARKET FOR OUR PREFERRED STOCK; REGISTRATION UNDER THE EXCHANGE ACT. The Series F Preferred Stock is not publicly traded, listed on any exchange or quoted in any automated quotations system of a registered national securities association. To the limited extent that the Series F Preferred Stock is traded, if most of the outstanding shares are tendered in the Offer and purchased by us, the liquidity of the trading market for the remaining shares will likely be adversely affected due to the smaller number of outstanding shares available for trading.

     Our purchase of Series F Preferred Stock in the Offer will reduce the number of shares of our preferred stock outstanding and may reduce the number of shareholders. Nonetheless, there will be at least 300 holders of the other outstanding series of our preferred stock after completion of the Offer.

     Our common stock, Series F Preferred Stock and other series of preferred stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Securities & Exchange Commission (the "SEC") and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of the Series F Preferred Stock in connection with the Offer will not result in our preferred stock becoming eligible for deregistration under the Exchange Act.

     8. CERTAIN INFORMATION ABOUT THE SERIES F PREFERRED STOCK. The Series F Preferred Stock is not publicly traded, listed on any exchange or quoted in any automated quotations system of a registered national securities association.

     As of December 31, 2000 there were 6,000,000 shares of the Series F Preferred Stock outstanding. All shares of Series F Preferred Stock are currently held through the DTC.

     9. CERTAIN INFORMATION CONCERNING PNC.

     GENERAL. We are a Pennsylvania corporation with our principal offices at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707.

     We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and a financial holding company under the recently enacted Gramm-Leach-Bliley Act. PNC was incorporated under the laws of Pennsylvania in 1983 with the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since 1983, PNC has diversified its geographical presence and product capabilities through strategic bank and nonbank acquisitions and the formation of various nonbanking subsidiaries.

     We are one of the largest diversified financial services companies in the United States, operating community banking, corporate banking, real estate finance, asset-based lending, wealth management, asset management and global fund services businesses. PNC provides certain products and services nationally and others in PNC's primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky. We also provide certain products and services internationally. At December 31, 2000, our consolidated total assets, deposits and shareholders' equity were $69.8 billion, $47.7 billion and $6.7 billion, respectively.

     AVAILABLE INFORMATION. We are subject to the informational requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interests of such persons in transactions with us. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.

     FORWARD-LOOKING STATEMENTS. This Offer to Purchase, documents referred to herein and reports and other documents we file with the SEC include forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to future financial or business performance, conditions, strategies, expectations and goals. In addition, we may also include forward-looking statements in other written or oral statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "position," "target," "mission," "assume," "achievable," "potential," "strategy," "goal," "objective," "plan," "aspiration," "outlook," "outcome," "continue," "remain," "maintain," "strive," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" or similar expressions.

     We caution you that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

     In addition to factors we disclose here and those identified in the periodic reports, proxy statements and other information we refer to above, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: decisions PNC makes with respect to the redeployment of available capital; changes in asset quality and credit risk; economic changes; changes in financial and capital markets; the inability to sustain revenue and earnings growth; changes in interest rates; inflation; changes in values of assets under management and assets serviced; relative investment performance of assets under management; customer acceptance of PNC products and services; customer borrowing; repayment, investment and deposit practices; customer disintermediation; valuations of debt and equity investments; the inability to successfully manage risks inherent in our business; the introduction, withdrawal, success and timing of business initiatives and strategies; the extent and cost of any share repurchases; decisions PNC makes with respect to further reductions of balance sheet leverage and potential investments in PNC businesses; competitive conditions; the inability to realize cost savings or revenue enhancements, implement integration plans and other consequences associated with mergers, acquisitions, restructurings and divestitures; and the impact, extent and timing of technological changes, capital management activities and actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Further, an increase in the number of customer or counterparty delinquencies, bankruptcies or defaults could result in, among other things, a higher loan loss provision and reduced profitability.

     10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES. None of our officers, directors, or persons who would be considered to be "controlling the corporation" own any of the Series F Preferred Stock.

     Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor, to the best of our knowledge, any of our directors or executive officers or any associates or subsidiaries thereof, have effected any transactions in the Series F Preferred Stock during the 60 days before March 6, 2001.

     Except for outstanding options or other awards pursuant to benefit plans to purchase shares of common stock granted to certain employees (including executive officers) and except as otherwise described herein, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

     11. SOURCE AND AMOUNT OF FUNDS. We will need approximately $303.0 million to purchase all of the Series F Preferred Stock pursuant to the Offer and to pay related fees and expenses, assuming a tender of 100% of the outstanding Series F Preferred Stock. It is anticipated that such funds will be available through retained earnings and other normal operating sources.

     12. CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, we will not be required to accept for payment or pay for any Series F Preferred Stock tendered, and may terminate or amend and may postpone, subject to the requirements of the Exchange Act for prompt payment for or return of shares tendered, the acceptance for payment of Series F Preferred Stock tendered, if at any time after March 6, 2001 and at or before the time when we have accepted for payment all shares validly tendered, any of the following shall have occurred:

          1. there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or to us or any of our subsidiaries, by any legislative body, court, authority, government or governmental agency, authority or tribunal which, in our sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Series F Preferred Stock illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict our ability or render us unable to accept for payment or pay for some or all of the Series F Preferred Stock, (iii) materially impair the contemplated benefits of the Offer to us or (iv) in our reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or the Offer's contemplated benefits to us;

          2. there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of our common or preferred stock or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our business, condition (financial or otherwise), income, operations, prospects or ability to obtain financing generally or the trading in our stock, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or
     (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

          3. there shall have occurred any event or events that has resulted, or may in our reasonable judgment result, directly or indirectly, in an actual or threatened change in the business, condition, financial or other, income, operations, stock ownership or prospects of us and our subsidiaries;

and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment.

     The foregoing conditions are for our benefit and we may assert them regardless of the circumstances, including any action or inaction on our part giving rise to any of these conditions, and we may waive any such condition, in whole or in part, at any time and from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties.

     13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of the Series F Preferred Stock as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Series F Preferred Stock as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek such approval or other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, Series F Preferred Stock tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained at all or without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for Series F Preferred Stock are subject to certain conditions. See Section 12, "Conditions to the Offer."

     14. MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
OFFER. The following discussion summarizes the material U.S. federal income tax considerations that are generally applicable to holders of Series F Preferred Stock who tender such Series F Preferred Stock for cash pursuant to the Offer. You should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances. In particular, this discussion does not address the tax consequences of the Offer to holders of the Series F Preferred Stock who are dealers in securities, are foreign persons, do not hold their Series F Preferred Stock as capital assets, or who hold their Series F Preferred Stock as part of an integrated investment comprised of the Series F Preferred Stock and one or more other positions. Nor does this discussion address the tax consequences of the Offer to any person under foreign, state or local tax laws. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND RELATED TRANSACTIONS.

     In addition, this discussion applies only to "United States holders" (as defined below). For purposes of this discussion, a "United States holder" means:

     - a citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     CHARACTERIZATION OF THE PURCHASE. Our purchase of a United States holder's shares in the Offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on its particular circumstances, be treated either as having sold its Series F Preferred Stock or as having received a distribution in respect of stock from the Company.

     Under Section 302 of the Internal Revenue Code, a United States holder whose Series F Preferred Stock is purchased by us in the Offer will be treated as having sold its Series F Preferred Stock, and thus will recognize capital gain or loss if the purchase:

     - results in a "complete termination" of the United States holder's equity interest in the Company; or

     - is "not essentially equivalent to a dividend" with respect to the United States holder.

Both of these tests, referred to as the "Section 302 tests," are explained in more detail below.

     If a United States holder satisfies either of the Section 302 tests explained below under the caption "Section 302 Tests," the United States holder will be treated as if it sold its Series F Preferred Stock to us and will recognize capital gain or loss equal to the difference between the amount of cash received in the Offer and the United States holder's adjusted tax basis in the Series F Preferred Stock surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the Series F Preferred Stock that was sold exceeds one year as of the date of purchase by us in the Offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a United States holder in the Offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that determination.

     If a United States holder does not satisfy any of the Section 302 tests explained below, our purchase of that holder's Series F Preferred Stock in the Offer will not be treated as a sale or exchange under Section 302 of the Internal Revenue Code with respect to that holder. Instead, the entire amount received by that holder with respect to our purchase of its Series F Preferred Stock in the Offer will be treated as a dividend distribution to that holder with respect to its Series F Preferred Stock under Section 301 of the Internal Revenue Code, taxable at ordinary income tax rates to the extent of that holder's share of our current and accumulated earnings and profits (within the meaning of the Internal Revenue Code). To the extent the amount of the distribution exceeds that holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of that holder's adjusted tax basis in its Series F Preferred Stock and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that our purchase of a United States holder's Series F Preferred Stock in the Offer is treated as the receipt by that holder of a dividend, the United States holder's adjusted tax basis in the purchased Series F Preferred Stock will be added to any Series F Preferred Stock retained by that holder, and, if the United States holder retains no Series F Preferred Stock, the adjusted tax basis will be added to any other stock of the Company owned by that holder.

     CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES.  In applying each of the
Section 302 tests explained below, United States holders must take into account not only Series F Preferred Stock and any other stock in the Company that they actually own but also Series F Preferred Stock and any other stock in the Company they are treated as owning under the constructive ownership rules of
Section 318 of the Internal Revenue Code. Under the constructive ownership rules, a United States holder is treated as owning any Series F Preferred Stock and any other stock in the Company that is owned (actually and in some cases constructively) by certain related individuals and entities, as well as Series F Preferred Stock and any other stock in the Company that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security including any convertible stock or debt of the Company. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their Series F Preferred Stock in the Offer qualifies for sale treatment in their particular circumstances.

     SECTION 302 TESTS. One of the following tests must be satisfied with respect to a United States holder in order for our purchase of Series F Preferred Stock in the Offer to be treated as a sale or exchange by that holder for federal income tax purposes:

     Complete Termination Test. Assuming the United States holder actually or constructively owns no other stock in the Company, aside from the Series F Preferred Stock, our purchase of a United States holder's Series F Preferred Stock in the Offer will result in a "complete termination" of that holder's equity interest in the Company if (i) all of the Series F Preferred Stock that is actually owned by the United States holder is sold to us in the Offer and
(ii) all of the Series F Preferred Stock that is constructively owned by the United States holder, if any, is sold to us in the Offer or, with respect to Series F Preferred Stock owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Internal Revenue Code, attribution of Series F Preferred Stock which otherwise would be considered as constructively owned by that holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

     Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's Series F Preferred Stock in the Offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in the Company as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a shareholder who sells Series F Preferred Stock in the Offer will be "not essentially equivalent to a dividend" will depend upon a shareholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

     CORPORATE SHAREHOLDER DIVIDEND TREATMENT. In the case of a corporate United States holder, to the extent that any amounts received in the Offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to the Offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. Corporate United States holders should consult their own tax advisors as to the application of
Section 1059 of the Internal Revenue Code to the Offer, and as to the tax consequences of dividend treatment in their particular circumstances.

     BACKUP WITHHOLDING. Under certain circumstances, holders of the Series F Preferred Stock may be subject to backup withholding at a 31% rate with respect to the amount of consideration received pursuant to the Offer, unless the holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

     15. DEALER-MANAGER; INFORMATION AGENT; FEES AND EXPENSES. Merrill Lynch & Co. is acting as our financial advisor and as Dealer-Manager in connection with the Offer. We have agreed to pay Merrill Lynch as compensation for its services as financial advisor and as Dealer-Manager in connection with the Offer a customary fee. We have has also agreed to reimburse Merrill Lynch for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Merrill Lynch against certain liabilities, including certain liabilities under the federal securities laws.

     We have retained Mellon to act as the Information Agent and the Depositary in connection with the Offer. The Information Agent may contact holders of the Series F Preferred Stock by mail, telephone, facsimile, email, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. Mellon will receive reasonable and customary compensation for its services as Information Agent and Depositary, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     At any given time, Merrill Lynch and Mellon may each trade our common or preferred stock for its own account or for the account of its customers and, accordingly, may hold a long or short position in our stock.

     16. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Series F Preferred Stock in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Series F Preferred Stock in such jurisdiction.

     No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, PNC has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9, "Certain Information Concerning PNC."

                                          THE PNC FINANCIAL SERVICES GROUP, INC.

March 6, 2001

     The Letter of Transmittal and Certificates representing Series F Preferred Stock and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                          MELLON INVESTOR SERVICES LLC

          By Mail:                       By Hand:                  By Overnight Delivery:
  Reorganization Department      Reorganization Department        Reorganization Department
        P.O. Box 3301                  120 Broadway                  85 Challenger Road
 South Hackensack, NJ 07606             13th Floor                   Mail Stop -- Reorg
                                    New York, NY 10271            Ridgefield Park, NJ 07660

                                 By facsimile:
                                 (201) 296-4293

                              Confirm facsimile by
                                telephone ONLY:
                                 (201) 296-4860

     Questions regarding the terms of this Offer should be directed to the Liability Management Group of Merrill Lynch & Co., the Dealer-Manager for this Offer, at (888) ML4-TNDR or (212) 499-4914. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

     Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any related documents and questions regarding the procedures for tendering Series F Preferred Stock, should be directed to Mellon, the Information Agent for the Offer, at (888) 232-7136.

                    The Information Agent for the Offer is:

                          MELLON INVESTOR SERVICES LLC

                          44 Wall Street -- 7th Floor
                               New York, NY 10005
                       (917) 320-6286 (banks and brokers)
                           (888) 232-7136 (toll free)

                      The Dealer-Manager for the Offer is:

                              MERRILL LYNCH & CO.

                      4 World Financial Center, 7th Floor
                               New York, NY 10080
                           (888) ML4-TNDR (654-8637)
                                 (212) 449-4914
                     Attention: Liability Management Group